SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is March 31, 2005

YP CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-24217	85-0206668
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

4940 E. Jasmine Street, Suite 105, Mesa, Arizona	85205
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (480) 654-9646

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Transfer and Repayment Agreement

On April 1, 2005, YP Corp. (“YP”) and Morris & Miller, Ltd. and Matthew and Markson, Ltd., (together, the “Shareholders”) entered into a Transfer and Repayment Agreement (the “Agreement”). Under the Agreement, the Shareholders satisfied their outstanding debt obligations to YP of $3,895,000 as follows:

•	Agreed to surrender and deliver to YP 1,889,566 shares of YP common stock previously owned by the Shareholders.

•	Forgave $115,865 of debt owed by YP to the Shareholders.

•	Released any liens they previously had on any shares of YP common stock.

•	Assigned intellectual property from the Shareholders to YP.

•	Agreed to a non-compete and non-solicitation agreement whereby the Shareholders and their affiliates agree not to compete with YP or solicit any YP customers for a period of five years.

By way of background, Mathew and Markson and Telco Billing, Inc. (“Telco”) executed that certain Exclusive Licensing Agreement, dated September 21, 1998 (the “Licensing Agreement”), pursuant to which Mathew and Markson granted a 20-year exclusive license to Telco with respect to the name “YELLOW-PAGE.NET,” including the name, the trade name, trademark and the URL www.yellow-page.net (collectively, the “Name”) in exchange for certain payments.

In March 1999, YP, the Shareholders and Telco executed a Stock Purchase Agreement pursuant to which YP acquired all of the outstanding shares of Telco, including those shares owned by the Shareholders. In connection with the acquisition of Telco, YP agreed to pay an accelerated payment under the Licensing Agreement in exchange for the acquisition of the Name.

In September 2000, YP and the Shareholders executed an amendment to the original Stock Purchase Agreement whereby certain rights held by the Shareholders to require YP to repurchase YP common stock held by the Shareholders were extinguished in exchange for the creation of lines of credit extended by YP to the Shareholders under which the Shareholders could borrow funds from YP. These credit lines were terminated by agreement in October 2003 in exchange for a series of final, predetermined advances to the Shareholders and the continuing payment of quarterly dividends to all YP Shareholders, subject to available funds and compliance with applicable law. The final balance of all debt owed by the Shareholders to YP after all final advances had been extended under this arrangement was $3,895,000.

In December 2001, YP and Mathew and Markson executed a binding term sheet to address previous and existing defaults by YP on payments owed to Mathew and Markson in connection with the payments for the acquisition of the Name. This agreement provided for a final payment by YP to Mathew and Markson of $550,000 to be evidenced by a promissory note and secured by a pledge of 2,000,000 shares of YP stock. Of the original $550,000 promissory note, $115,865 remained unpaid immediately prior to execution of the Agreement. As described above, under the Agreement, this remaining debt was forgiven by the Shareholders and the Shareholders released any and all liens they held on the 2,000,000 shares of YP stock.

YP expects this transaction to result in a non-cash charge to its earnings for the third fiscal quarter ended June 30, 2005 equal to the difference between the $3,895,000 of debt forgiven and the value of the consideration received. YP is not able to quantify the charge at this time.

Amendment of Director Fees Policy

On March 31, 2005, the Board of Directors revised YP’s existing policy with respect to director fees. All current director fees and compensation policies that are specific to individual directors will remain unchanged and in effect with the following exceptions:

•	Each director will now receive $2,500 per meeting (rather than the greater of $2,000 per meeting or per quarter).

•	Directors who are members of duly authorized and designated board committees will receive $500 per committee meeting (rather than $250 per hour).

•	Directors will receive the foregoing fees for both regular and special meetings and regardless of whether the director participates in person or telephonically.

•	The Chairman of the Audit Committee will receive an additional $1,500 per month.

•	Directors Kurtzweil and Gottlieb will receive a one-time bonus of $3,000 for additional effort and time previously provided to the Company as directors and/or committee members.

•
The Compensation Committee or Board is authorized to grant each director 100,000 Shares of Restricted Stock under the Company’s 2003 Stock Plan, the transfer restrictions of which will lapse upon the earlier of (i) a change of control of the Company within one year from the date of grant or (ii) the Company’s common stock reaching an average closing price of $7.00 for three consecutive trading days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YP CORP.

Date: April 1, 2005	/s/ Peter Bergmann
Peter Bergmann, Chairman and Chief Executive Officer